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                                                                      EXHIBIT 99



                                                                LIBBEY INC.
                                                                300 MADISON AVE
                                                                P.O. BOX 10060
[LIBBEY(R) LOGO]                                                TOLEDO, OH 43699

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N  E  W  S   R  E  L  E  A  S E


AT THE COMPANY:                                AT THE FINANCIAL RELATIONS BOARD:
---------------                                ---------------------------------
KENNETH WILKES      KENNETH BOERGER            SUZY LYNDE
VP/CFO              VP/TREASURER               ANALYST INQUIRIES
(419) 325-2490      (419) 325-2279             (312) 640-6772


FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 2, 2002

          LIBBEY INC. UPDATES EARNINGS GUIDELINES FOR THE THIRD QUARTER AND FULL YEAR; EXPECTS SOLID EARNINGS GROWTH IN THE FOURTH QUARTER


TOLEDO, OHIO, OCTOBER 2, 2002--Libbey Inc. (NYSE: LBY) announced today that it expects net income for the third quarter ending September 30, 2002, to be between 66 and 70 cents per diluted share as compared to 90 cents per diluted share in the prior year period. Sales are expected to reach $104 to $105 million for the quarter as compared to $107 million in the prior year period. In addition, Libbey also announced that it expects to deliver solid sales and earnings growth for the fourth quarter with earnings per diluted share for the fourth quarter to be in the range of $0.58 to $0.63 compared to $0.45 in the year-ago period. The company expects to announce third quarter earnings on or about October 25, 2002.

The company cited lower than expected sales in September due to a weakening economy as a key factor. In addition, higher expenses and lower equity earnings from the company's joint venture in Mexico, Vitrocrisa, were primary contributors to the reduced earnings. Contributing to the higher expenses were increases in provisions for bad debts and other receivables. The decline in equity earnings was primarily due to lower sales at Vitrocrisa, related to some shipments being delayed into the fourth quarter, sluggish market conditions and increased competition in Mexico. Partially offsetting these unexpected shortfalls was a lower effective tax rate.

John F. Meier, chairman and chief executive officer, commenting on the company's performance, said, "As the quarter progressed, softening demand particularly from our core glassware customers contributed to an inability to offset lower equity earnings, and higher manufacturing and administrative costs. These factors will keep us from meeting



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our earlier expectations for the third quarter. However, the expectation for near-term improvements in our shipments to foodservice customers and improving trends at Vitrocrisa, give us reason to expect substantial growth in diluted earnings per share in the fourth quarter of this year."

Discussing the company's outlook, Mr. Meier continued, "We view the prospects of our core foodservice and retail base favorably as we anticipate better near-term total sales and growth of thirty to forty percent in diluted earnings per share in the fourth quarter of this year."


SHARE REPURCHASE PLAN

The company announced that it had repurchased a total of 329,400 shares during the third quarter of 2002 for $10.1 million. The company confirmed that it has authorization to repurchase an additional 606,200 shares pursuant to a share repurchase plan previously approved by the Board of Directors.

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time, and are indicated by words or phrases such as "goal," "expects, "believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's glassware sales from its production realignment efforts and re-engineering programs, or within the intended time periods; inability to achieve targeted manufacturing efficiencies at Syracuse China and cost synergies between World Tableware and the company's other operations; significant increases in interest rates that increase the company's borrowing costs and per-unit increases in the costs for natural gas, electricity, corrugated packaging, and other purchased materials; protracted work stoppages related to collective bargaining agreements; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States: major slowdowns in the retail, travel or entertainment industries in the United States, Canada and Mexico; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.


Libbey Inc.:


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- is a leading producer of glass tableware in North America;
- is a leading producer of tabletop products for the foodservice industry;
- exports to more than 75 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.


Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana, and Ohio. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Through its World Tableware subsidiary, the company imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items, principally for foodservice establishments in the United States. In 2001, its net sales totaled $419.6 million.


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